SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2005

SEAGATE TECHNOLOGY

(Exact name of registrant as specified in its charter)

Cayman Islands	001-31560	98-0355609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 309GT Ugland House, South Church Street George Town, Grand Cayman, Cayman Islands	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (345) 949-8066

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As disclosed in Item 9B of our annual report on Form 10-K for the fiscal year ended July 1, 2005, filed with the SEC on August 1, 2005, our board of directors authorized the payment of annual bonus awards to the chairman of our board of directors and each of our executive officers for the fiscal year ended July 1, 2005. A portion of the bonus authorized for David A. Wickersham, and disclosed in our annual report on Form 10-K for the fiscal year ended July 1, 2005, was in excess of the maximum target bonus amount for Mr. Wickersham for the fiscal year ended July 1, 2005 as set by our Compensation Committee. The excess portion of Mr. Wicksham’s bonus beyond the maximum target bonus amount was authorized by our board of directors to be paid to Mr. Wickersham based on the recommendation of our Compensation Committee and such excess amount will be paid within the discretionary authority granted to our board of directors. Of the $2,000,000 bonus payment authorized for Mr. Wickersham, $1,500,000 will be paid pursuant to our executive bonus plan and $500,000 will be paid pursuant to the discretionary authority granted to our board of directors. The entire fiscal year 2005 bonus for Stephen J. Luczo of $250,000, as disclosed in our annual report on Form 10-K for the fiscal year ended July 1, 2005, was approved by our board of directors based on the recommendation of our Compensation Committee and will be paid within the discretionary authority granted to our board of directors.

Item 8.01. Other Events.

On August 2, 2005, we issued a press release announcing the sale by our largest shareholder, New SAC, of 44.5 million of our common shares in a transaction underwritten by Goldman, Sachs & Co. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit No. 99.1.

On the same day, New SAC also issued a press release announcing that it has suspended any further significant sales of our common shares and intends to dispose of its remaining shares through staged distributions to its more than 200 shareholders. New SAC previously announced on March 7, 2005 that it would distribute 100 million shares in four quarterly installments of 25 million shares each and that the shares in each installment would not be eligible for sale under Rule 144 until one year after distribution. The first two such distributions were made in May and July 2005, and the remaining two are expected in October 2005 and January 2006. While earlier sale would be possible through registration with the SEC, New SAC has undertaken not to request effectiveness of any such registration before August of 2006.

New SAC has now determined that, in addition to the previously announced distributions, it will distribute its remaining 50 million shares in stages, at the rate of approximately 10 million shares per month. The first of these staged distributions will not begin before September 16, 2005. Seagate has agreed to amend its existing registration statement so that New SAC shareholders will be able to sell the 50 million shares distributed in this manner at any time following distribution.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
99.1	Press Release, dated August 2, 2005, of Seagate Technology

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAGATE TECHNOLOGY

Date: August 3, 2005	/s/ Charles C. Pope
Charles C. Pope Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated August 2, 2005, of Seagate Technology